ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-203433 Dated August 7, 2015
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$• Securities Linked to the Common Stock of Delta Air Lines, Inc. due on or about August 12, 2016
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock of Delta Air Lines, Inc. (the “underlying stock”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying stock is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying stock over the term of the Securities, and you may lose up to 100% of your initial investment.
Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Generally, the higher the contingent coupon rate on the securities, the greater the risk of loss on the securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates1
☐     Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
☐     Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying stock on any quarterly Observation Date is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
☐     Contingent Repayment of Principal at Maturity — If by maturity the Securities have not been called and the price of the underlying stock does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying stock closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying stock from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                          August 7, 2015
Settlement Date1                               August 12, 2015
Observation Dates2                         Quarterly
Final Observation Date2                August 8, 2016
Maturity Date2                                    August 12, 2016
1 Expected.  In the event that we make any change to the expected trade date and settlement date, the final Observation Date and/or the maturity date will be changed so that the stated term of the Securities remains approximately the same.
2 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offering
This free writing prospectus relates to Trigger Phoenix Autocallable Optimization Securities we are offering. The contingent coupon rate, starting price, coupon barrier and trigger price for the Securities will be determined on the trade date. The Securities will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.00.

Underlying Stock	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common Stock of Delta Air Lines, Inc. (DAL)	At least 6.25% per annum (to be determined on the trade date)	•	65.00% of the starting price	65.00% of the starting price	78013D532	US78013D5326
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015, product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-2.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of Delta Air Lines, Inc. (DAL)	•	$10.00	•	$0.15	•	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 below.
The initial estimated value of the Securities as of the date of this document is $9.766 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the trade date, which will not be more than $0.20 less than this amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 and “Structuring the Securities” on page 12 of this free writing prospectus.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TPAOS-2 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our Series G medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-2, as the Securities involve risks not associated with conventional debt securities.

If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-TPAOS-2, the prospectus supplement, or the prospectus, the terms discussed herein will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003689/c56150424b5.htm

♦	Prospectus supplement dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

♦	Prospectus dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦     You are willing to accept the risks of investing in equities in general and in the underlying stock in particular.

♦     You believe the closing price of the underlying stock will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦     You are willing to make an investment whose return is limited to the contingent coupon payments, regardless of any potential appreciation of the underlying stock, which could be significant.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as "RBCCM," is willing to purchase the Securities.

♦     You would be willing to invest in the Securities if the contingent coupon rate was set to the minimum specified on the cover of this free writing prospectus (the actual contingent coupon rate will be determined on the trade date).

♦     You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying stock.

♦     You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.

♦     You are unwilling to accept the risks of investing in equities in general or in the underlying stock in particular.

♦     You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦     You believe that the price of the underlying stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦     You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦     You would be unwilling to invest in the Securities if the contingent coupon rate was set to the minimum specified on the cover of this free writing prospectus (the actual contingent coupon rate will be determined on the trade date).

♦     You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying stock.

♦     You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Securities.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-2 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price per Security:	$10 per Security

Principal Amount per Security:	$10 per Security

Term:2	Approximately 12 months, if not previously called

Underlying Stock:	The common stock of Delta Air Lines, Inc.

Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Starting Price:	The closing price of the underlying stock on the trade date.

Ending Price:	The closing price of the underlying stock on the final Observation Date.

Contingent Coupon:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying stock is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant contingent coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and the corresponding contingent coupon for the Securities. The actual contingent coupon will be based upon the contingent coupon rate, which will be determined on the trade date for each offering of the Securities.

 The table below reflects a contingent coupon rate of 6.25% per annum (the minimum set forth on the cover of this free writing prospectus).

Observation Dates*	Contingent Coupon Payment Dates	Delta Air Lines, Inc.**
November 9, 2015	November 12, 2015	$0.1563

February 8, 2016	February 10, 2016	$0.1563

May 9, 2016	May 11, 2016	$0.1563

August 8, 2016	August 12, 2016	$0.1563
* If the Securities are called, no further payments will be made.
** The actual contingent coupons will be determined on the trade date.
Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying stock is less than the coupon barrier.

Contingent Coupon Rate:	The contingent coupon rate will be at least 6.25% per annum. The actual contingent coupon rate will be determined on the trade date.

Coupon Barrier:
65.00% of the starting price of the underlying stock (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Automatic Call Feature:
The Securities will be automatically called if the closing price of the underlying stock on any Observation Date is greater than or equal to the starting price.

If the Securities are called, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to the principal amount per Security plus the applicable contingent coupon payment otherwise due on that day (the “call settlement amount”). No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:

$10 + ($10 × underlying return)

Underlying Return:	Ending price - Starting price Starting price

Trigger Price:
65.00% of the starting price of the underlying stock (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2
In the event we make any change to the expected trade date and settlement date, the final Observation Date and/or the maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.

Investment Timeline

Trade Date:	The starting price of the underlying stock is observed and the trigger price and coupon barrier are determined. The contingent coupon rate is set.

Quarterly:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.
The Securities will be called if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying stock is observed on the final Observation Date.
If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10 per Security plus the contingent coupon otherwise due on the maturity date.
If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying stock, for an amount equal to:
$10 + ($10 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying stock is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.

♦
The Contingent Repayment of Principal Applies Only at Maturity – If the Securities are not automatically called, you should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the underlying stock is above the trigger price.

♦
You May Not Receive any Contingent Coupons – Royal Bank of Canada will not necessarily make periodic contingent coupon payments on the Securities.  If the closing price of the underlying stock on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying stock is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return – The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the underlying stock even though your potential return is limited to the contingent coupon rate. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock or on a similar security that allows you to participate in the appreciation of the price of the underlying stock.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity – "Volatility" refers to the frequency and magnitude of changes in the price of the underlying stock. The greater the volatility of the underlying stock, the more likely it is that the price of that stock could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate will be set on the trade date, the underlying stock's volatility can change significantly over the term of the Securities, and may increase. The price of the underlying stock could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk - The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada – The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
An Investment in the Securities Is Subject to Single Stock Risk – The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and the issuer of that underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Securities, should make your own investigation into the underlying stock issuer and the underlying stock for your Securities.  For additional information about the underlying stock and its issuer, please see "Information about the Underlying Stock" in this free writing prospectus and the underlying stock issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the  underlying stock issuer with the SEC.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful -It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities Is Not the Same as Owning the Underlying Stock – The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities, while your potential return will be limited to the applicable contingent coupon payments.

♦
There Is No Affiliation Between the Underlying Stock Issuer and Us, UBS and Our Respective Affiliates, and We Are Is Not Responsible for Any Disclosure by That Issuer - We, UBS and our affiliates are not affiliated with the underlying stock issuer.  However, we, UBS and our affiliates may currently, or from time to time in the future engage in business with the underlying stock issuer.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the underlying stock and the underlying stock issuer.  You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities.  The underlying stock issuer is not involved in this offering and has no obligation of any sort with respect to your Securities.  The underlying stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
The Initial Estimated Value of the Securities Will Be Less than the Price to the Public – The initial estimated value for the Securities that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the underlying stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set – The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates – RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price – Trading or transactions by Royal Bank of Canada, UBS and our respective affiliates in the underlying stock, or in futures, options, exchange-traded funds or other derivative products on the underlying stock may adversely affect the market value of the underlying stock, the closing price of the underlying stock, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities –  In addition to the closing price of the underlying stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying stock;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying stock that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Stock Is Limited – The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying stock relative to its starting price. Royal Bank of Canada cannot predict the ending price of the underlying stock. You should not take these examples as an indication or assurance of the expected performance of the underlying stock. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following assumptions (actual terms for the Securities will be set on the trade date):

Principal Amount:	$10
Term:	12 months
Observation Dates:	Quarterly
Hypothetical Starting Price of the Underlying Stock*:	$50.00
Hypothetical Contingent Coupon Rate*:	6.25% per annum (or 1.5625% per quarter)
Hypothetical Contingent Coupon**:	$0.25 per quarter
Hypothetical Coupon Barrier:	$32.50 (which is 65.00% of the hypothetical starting price)
Hypothetical Trigger Price:	$32.50 (which is 65.00% of the hypothetical starting price)
* May not be the actual contingent coupon rate per annum, starting price, coupon barrier or trigger price applicable to the Securities.  The actual contingent coupon rate per annum, starting price, coupon barrier and trigger price will be determined on the trade date.

** Contingent coupon payments, if payable, will be paid in arrears in equal quarterly installments during the term of the Securities unless earlier called.

Scenario #1: Securities Are Called on the First Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above starting price)	$10.1563 (settlement amount)
	Total Payment:	$10.1563 (1.5625% return)
Since the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.1563 per Security, reflecting your principal amount plus the applicable contingent coupon, for a 1.5625% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Third Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$40.50 (at or above coupon barrier; below starting price)	$0.1563 (contingent coupon)
Second Observation Date	$38.00 (at or above coupon barrier; below starting price)	$0.1563 (contingent coupon)
Third Observation Date	$55.00 (at or above starting price)	$10.1563 (settlement amount)
	Total Payment:	$10.4688 (4.6875% return)
Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.1563 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.3125 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.4688 per Security, for a 4.6875% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Stock Is at or Above the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$38.00 (at or above coupon barrier; below starting price)	$0.1563 (contingent coupon)
Second Observation Date	$31.00 (below coupon barrier)	$0.00
Third Observation Date	$41.00 (at or above coupon barrier; below starting price)	$0.1563 (contingent coupon)
Fourth Observation Date	$47.50 (at or above trigger price and coupon barrier; below starting price)	$10.1563 (Payment at Maturity)
	Total Payment:	$10.4688 (4.6875% return)
At maturity, Royal Bank of Canada will pay you a total of $10.1563 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.3125 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.4688 per Security, for a 4.6875% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Stock Is Below the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$47.50 (at or above coupon barrier; below starting price)	$0.1563 (contingent coupon)
Second Observation Date	$42.50 (at or above coupon barrier; below starting price)	$0.1563 (contingent coupon)
Third Observation Date	$31.00 (below coupon barrier)	$0.00
Fourth Observation Date	$25.00 (below trigger price and coupon barrier)	$10 + [$10 × underlying return] = $10 + [$10 × -50.00%] = $10 - $5.00 = $5.00 (Payment at Maturity)
	Total Payment:	$5.3125 (-46.8750% return)
Since the Securities are not called and the ending price of the underlying stock is below the trigger price, Royal Bank of Canada will pay you at maturity $5.00 per Security.  When added to the contingent coupon payments of $0.3125 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $5.3125 per Security, for a loss on the Securities of 46.8750%.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-2, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled "Tax Consequences—Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Stock

Included on the following pages is a brief description of the issuer of the underlying stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low and period-end closing prices for the underlying stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Delta Air Lines, Inc.

According to publicly available information, Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight, and mail over a network of routes throughout the United States and internationally.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 27904. The company’s common stock is listed on NYSE under the ticker symbol “DAL.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the underlying stock, based on daily closing prices, as reported by Bloomberg.  The closing price of the underlying stock on August 5, 2015 was $46.30. The historical performance of the underlying stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$14.65	$11.22	$14.59
4/1/2010	6/30/2010	$14.93	$11.31	$11.75
7/1/2010	9/30/2010	$12.61	$9.97	$11.64
10/1/2010	12/31/2010	$14.33	$11.24	$12.60
1/1/2011	3/31/2011	$13.00	$9.79	$9.80
4/1/2011	6/30/2011	$11.51	$9.00	$9.17
7/1/2011	9/30/2011	$9.41	$6.62	$7.50
10/1/2011	12/31/2011	$9.02	$6.65	$8.09
1/1/2012	3/31/2012	$11.30	$8.01	$9.91
4/1/2012	6/30/2012	$12.10	$9.81	$10.95
7/1/2012	9/30/2012	$11.12	$8.55	$9.16
10/1/2012	12/31/2012	$11.94	$9.33	$11.87
1/1/2013	3/31/2013	$17.07	$12.23	$16.51
4/1/2013	6/30/2013	$18.97	$14.39	$18.71
7/1/2013	9/30/2013	$24.01	$18.41	$23.59
10/1/2013	12/31/2013	$29.34	$24.02	$27.47
1/1/2014	3/31/2014	$35.37	$27.70	$34.65
4/1/2014	6/30/2014	$42.23	$31.73	$38.72
7/1/2014	9/30/2014	$40.93	$35.61	$36.15
10/1/2014	12/31/2014	$49.23	$30.90	$49.19
1/1/2015	3/31/2015	$50.70	$43.42	$44.96
4/1/2015	6/30/2015	$47.40	$40.57	$41.08
7/1/2015	8/5/2015*	$46.35	$40.00	$46.30

* This free writing prospectus includes information for the third calendar quarter of 2015 only for the period from July 1, 2015 through August 5, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the underlying stock from January 1, 2010 to August 5, 2015, assuming a starting price of $46.30, which was its closing price on August 5, 2015. The solid line represents a hypothetical coupon barrier and trigger price of $30.10, which is equal to 65.00% of the closing price on August 5, 2015. The actual coupon barrier and trigger price will be based on the closing price of the common stock of Delta Air Lines, Inc. on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-2.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Securities, for a period of approximately six months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the underlying stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying stock, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note

The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-2 dated May 6, 2015 under the caption “General Terms of Securities” are incorporated into the master note issued to DTC, the registered holder of the Securities.